UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A
(Rule 14a-101)
Information Required In Proxy Statement
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
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Triad Guaranty Inc.
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TRIAD GUARANTY INC.
101 South Stratford Road
Winston-Salem, North Carolina 27104

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 13, 2010

To the Stockholders of TRIAD GUARANTY INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Triad Guaranty Inc. will be held at our principal executive offices, 101 South Stratford Road, Winston-Salem, North Carolina, on Thursday, May 13, 2010, at 2:00 p.m. Eastern Daylight Time, for the purpose of considering and acting upon the following matters:

1.	To elect the five directors named in the accompanying proxy statement to serve until our next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010; and

3.	To consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record as of the close of business on March 31, 2010 shall be entitled to notice of and to vote at the meeting. The transfer books will not be closed. For ten days prior to the meeting, a list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, at our principal executive offices, 101 South Stratford Road, Winston-Salem, North Carolina 27104. Stockholders who do not expect to attend the meeting in person are urged to execute and return the accompanying proxy card or voting instruction form in the enclosed envelope. You may be eligible to vote your shares on the Internet or by using a toll-free telephone number (see the proxy card or voting instruction form that you receive for complete instructions).

By Order of the Board of Directors

Earl F. Wall
Secretary

Winston-Salem, North Carolina
April 9, 2010

PROXY STATEMENT
GENERAL INFORMATION
PRINCIPAL HOLDERS OF COMMON STOCK
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
OUTSTANDING EQUITY AWARDS AT 2009 YEAR END TABLE
2009 DIRECTOR COMPENSATION
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN TRANSACTIONS
PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEE INFORMATION
COMMUNICATIONS WITH DIRECTORS
CODE OF ETHICS
STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING OF STOCKHOLDERS
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
OTHER MATTERS
EXPENSES OF SOLICITATION
FINANCIAL INFORMATION

PROXY STATEMENT
TRIAD GUARANTY INC.
ANNUAL MEETING OF STOCKHOLDERS
May 13, 2010

Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting to
be Held on May 13, 2010:

The Notice of 2010 Annual Meeting of Stockholders, proxy statement, form of proxy and our
2009 Annual Report are available at:

http://phx.corporate-ir.net/phoenix.zhtml?c=106599&p=irol-proxy

GENERAL INFORMATION

This proxy statement is being furnished to the stockholders of Triad Guaranty Inc., a Delaware corporation, 101 South Stratford Road, Winston-Salem, North Carolina 27104, in connection with the solicitation of proxies on behalf of its Board of Directors for use at the annual meeting of stockholders to be held at our principal executive offices on Thursday, May 13, 2010, at 2:00 p.m. Eastern Daylight Time, and at any adjournments thereof. The approximate date on which this proxy statement and the accompanying proxy are first being sent to stockholders is April 9, 2010. If you need directions to the location for our 2010 Annual Meeting of Stockholders, please contact Ms. Bobbi Wright at 336.723.1282, extension 1109.

The accompanying proxy may be used if a stockholder either will be unable to attend in person or will attend but wishes to vote by proxy. “Registered” holders who have shares registered in the owner’s name through our transfer agent may vote by (i) returning a properly completed proxy card in the enclosed postage-paid envelope, (ii) accessing the Internet website identified on the proxy card and following the steps outlined on the secured website, or (iii) calling the toll-free telephone number identified on the proxy card within the United States, Canada and Puerto Rico. For shares held in “street name,” that is, shares held in the name of a brokerage firm, bank or other nominee, a voting instruction form should be received from that nominee by mail in lieu of a proxy card. “Street name” holders of our shares may vote by (i) returning a completed voting instruction form in the enclosed postage-paid envelope, (ii) accessing the Internet website if one is identified on the voting instruction form, or (iii) calling the telephone number if one is identified on the voting instruction form. The availability of telephone and Internet voting for “street name” holders will depend on the voting processes of the respective brokerage firm, bank or other nominee holder of record. Therefore, we recommend that you follow the voting instructions in the materials that you personally receive.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Daylight Time, on May 12, 2010. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

The proxy is revocable at any time before it is voted by a subsequently dated proxy, which may be provided by (i) written notification to the persons named therein as proxies that is mailed or delivered to us at the above address, (ii) if available, subsequently voting on the Internet or telephone, or (iii) physically attending the meeting and voting in person. All shares represented by effective proxies will be voted at the meeting and at any adjournments thereof.

Proxies properly submitted by mail, the Internet or the telephone will be voted by the individuals named on the proxy card in the manner you indicate. If no specification is made, the proxy will be voted by the persons named therein as proxies FOR the election as directors of the nominees named below (or substitutes thereof, if any nominees are unable or refuse to serve), FOR ratification of the appointment of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for 2010, and in their discretion upon such matters not presently known or determined that may properly come before the meeting. With respect to the election of directors, a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election are required for the election of a director. Ratification of the appointment of E&Y requires a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the ratification to vote in favor of the ratification.

We have one class of stock outstanding, common stock, par value $0.01 per share. On our record date of March 31, 2010, 15,258,128 shares of our common stock were outstanding and entitled to one vote each on all matters to be considered at the meeting. Stockholders of record as of the close of business on March 31, 2010 are entitled to notice of and to vote at the meeting. There are no cumulative voting rights with respect to the election of directors.

The holders of a majority of our common stock issued and outstanding on the record date, March 31, 2010, present in person or represented by proxy at the annual meeting, will constitute a quorum for the meeting. Inspector(s) of election will be appointed to tabulate the number of shares of common stock represented at the meeting in person or by proxy to determine whether or not a quorum is present and to count all votes cast at the meeting. Brokers that are members of the New York Stock Exchange, Inc. (the “NYSE”) and who hold shares of our common stock in street name on behalf of beneficial owners have authority to vote on certain items when they have not received instructions from beneficial owners. Under the rules of the NYSE, the proposal to ratify the appointment of the independent registered public accounting firm is considered a “discretionary” item. This means that brokers may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions. In contrast, the proposal to elect directors is considered a “non-discretionary” item, and a “broker non-vote” occurs when brokers do not receive voting instructions from beneficial owners with respect to this proposal. Therefore, brokers that have not received voting instructions from beneficial owners with respect to the proposal to elect directors will be unable to cast a vote on this proposal on behalf of such beneficial owners.

The inspector(s) of election will treat abstentions and broker non-votes, if any, as shares that are present and entitled to vote for purposes of determining whether there is a quorum for the meeting. With respect to the tabulation of votes cast on any of the proposals presented to the stockholders at the meeting, abstentions will be considered as present and entitled to vote with respect to each specific proposal and will have the effect of a vote against the proposal. Broker non-votes may occur with respect to the proposal to elect directors. Broker non-votes are not considered present and entitled to vote on a specific proposal, and thus will not be counted as a vote in favor of or a vote against the proposal to elect directors and will have no effect on the outcome of the vote on the proposal. Shares for which authority to vote for a particular nominee for election as a director is withheld will not be counted as votes for the election of that nominee.

PRINCIPAL HOLDERS OF COMMON STOCK

The following table shows, with respect to each person who is known to be the beneficial owner of more than 5% of our common stock: (i) the total number of shares of common stock beneficially owned as of March 31, 2010, unless otherwise indicated; and (ii) the percentage of our common stock so owned as of that date:

Name and Address of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership(1)	Common Stock

Collateral Holdings, Ltd. and affiliates(2)(3)	2,572,550	16.9%

The following table shows, with respect to each director and nominee for director, each executive officer identified in the Summary Compensation Table included in this proxy statement, and all directors and executive officers as a group: (i) the total number of shares of common stock beneficially owned as of March 31, 2010; and (ii) the percentage of our common stock so owned as of that date. Except as indicated in the footnotes to this table and under applicable community property laws, each stockholder named in the table has sole voting and dispositive power with respect to the shares set forth opposite the stockholder’s name. Unless otherwise indicated, the address for each of our directors and executive officers is c/o Triad Guaranty Inc., 101 South Stratford Road, Winston-Salem, North Carolina 27104:

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership(1)		Common Stock

Robert T. David	45,656	(6)	*
H. Lee Durham, Jr.	24,919		*
Stephen J. Haferman(4)	31,116	(6)	*
Deane W. Hall	16,875		*
Kenneth W. Jones	29,818	(6)	*
William T. Ratliff, III(5)	3,232,703	(6)(7)	21.3%
Earl F. Wall	132,810	(6)	*
David W. Whitehurst	51,377	(6)	*
All directors and executive officers as a group (10 persons)	3,613,308		23.7%

*	Less than one percent (1%).

(1)	Calculated pursuant to Rule 13d-3(d) under the Securities Exchange Act of 1934. In accordance with Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within sixty (60) days of March 31, 2010 are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by any other person.

(2)	Collat, Inc. is the general partner of Collateral Holdings, Ltd. and as such may be deemed to be the beneficial owner of the shares of common stock owned by Collateral Holdings, Ltd. Mr. William T. Ratliff, III is the president and a director of Collat, Inc. and beneficially owns 50.2% of the outstanding voting capital stock of Collat, Inc. Accordingly, Mr. Ratliff, III may be deemed to be the beneficial owner of the shares of common stock owned by Collateral Holdings, Ltd. The business address of Mr. Ratliff, III, Collateral Holdings, Ltd. and Collat, Inc. is 1900 Crestwood Boulevard, Birmingham, Alabama 35210. Mr. Ratliff, III is the son of Mr. William T. Ratliff, Jr.

(3)	Based in part on a Schedule 13G/A jointly filed by Collateral Holdings, Ltd., Collat, Inc., Mr. Ratliff, Jr. and Mr. Ratliff, III with the Securities and Exchange Commission (the “SEC”) on February 11, 2010, reporting shared power of Collateral Holdings, Ltd. to vote or direct the vote of and dispose or direct the disposition of 2,572,550 shares; shared power of Collat, Inc. to vote or direct the vote of and dispose or direct the disposition of 2,572,550 shares; sole power of Mr. Ratliff, Jr. to vote or direct the vote of and dispose or direct the disposition of 507,433 shares and shared power of Mr. Ratliff, Jr. to vote or direct the vote of and dispose or direct the disposition of 2,572,550 shares; and sole power of Mr. Ratliff, III to vote or direct the vote of and dispose or direct the disposition of 303,876 shares and shared power of Mr. Ratliff, III to vote or direct the vote of and dispose or direct the disposition of 2,819,068 shares. The aggregate amount of shares owned by Mr. Ratliff, III includes 2,572,550 shares held of record by Collateral Holdings, Ltd., 2,617 shares held of record by his wife, 7,077 shares held of record in trusts for his minor children (with respect to which Mr. Ratliff disclaims beneficial ownership), 25,510 shares which he could acquire through the exercise of stock options, 74,555 shares held through RaS II, Ltd., a family limited partnership, and 246,518 shares as one of five trustees for a Grandchildren’s Trust (with respect to which Mr. Ratliff disclaims beneficial ownership).

(4)	On March 26, 2010, we informed Mr. Haferman that his position with us would be eliminated effective May 31, 2010 as part of our continuing efforts to consolidate functions in order to reduce costs and expenses during our run-off. Mr. Haferman’s last day of employment with us is expected to be May 31, 2010, and we currently expect to treat his departure as an “involuntary termination without cause.”

(5)	Mr. Ratliff, III is president and a director of Collat, Inc., the general partner of Collateral Holdings, Ltd., and beneficially owns 50.2% of the outstanding voting capital stock of Collat, Inc. Accordingly, Mr. Ratliff, III may be deemed to be the beneficial owner of the shares of common stock owned by Collateral Holdings, Ltd. The business address of Mr. Ratliff, III is 1900 Crestwood Boulevard, Birmingham, Alabama 35210. Mr. Ratliff, III is the son of Mr. Ratliff, Jr. None of our other directors or executive officers beneficially owns any partnership interests in Collateral Holdings, Ltd.

(6)	Includes shares of common stock which could be acquired through the exercise of stock options as follows: Mr. David, 2,680 shares; Mr. Haferman, 2,900 shares; Mr. Jones, 2,700 shares; Mr. Ratliff, III, 25,510 shares; Mr. Wall, 5,197 shares; Mr. Whitehurst, 9,060 shares; and all directors and executive officers as a group, 61,707 shares.

(7)	Includes 2,617 shares owned by Mr. Ratliff, III’s wife; 7,077 shares held of record in trusts for his minor children; 74,555 shares held through RaS II, Ltd., a family limited partnership; and 246,518 shares held by Mr. Ratliff, III as one of five trustees for the Grandchildren’s Trust U/A, December 4, 1990.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to provide us with copies of all such reports that they file. Based solely on our review of copies of these reports filed with the SEC since January 1, 2009 and on written representations from our executive officers and directors, we believe that all persons subject to the reporting requirements of Section 16(a) filed the reports that were required to be filed in 2009 on a timely basis, except that William T. Ratliff, III did not timely file a Form 4 to report the transfer of shares of our common stock from RaS I, Ltd. to RaS II, Ltd. as a result of the merger of RaS I, Ltd. into RaS II, Ltd. on December 31, 2009. A Form 4 disclosing this transaction was filed with the SEC on March 17, 2010.

ELECTION OF DIRECTORS

Nominees and Directors

At the meeting, the five nominees identified below have been nominated to serve as directors until the next annual meeting of stockholders and until their successors are duly elected and qualified. All of the nominees presently serve as our directors except for Mr. Jones, who currently serves as our President and Chief Executive Officer. Each of the four nominees who are standing for re-election was elected to serve by the stockholders at our last regularly scheduled annual meeting.

The affirmative vote of the holders of a plurality of the shares of common stock represented in person or by proxy at the annual meeting of stockholders and entitled to vote on the election is required to elect directors. It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of such nominees. Should any of the nominees become unable or unwilling to serve, if elected, it is intended, in the absence of contrary specifications, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, we know of no reason to anticipate such an occurrence. All of the nominees identified below have consented to be named as nominees and to serve as directors if elected.

The following persons are nominees for election as directors of the Company:

H. Lee Durham, Jr.  Age — 61  Director since — 2006

Mr. Durham served as a partner at PricewaterhouseCoopers LLP from 1990 until his retirement in 2002, during which time he served as National Assurance Leader of the firm’s Middle Market practice, Southeast Leader of the Middle Market practice and Managing Partner of the Charlotte office, the Raleigh office and the Carolinas practice. From 1980 to 1990 he served as the Managing Partner of Durham, Martin, Jenkins & Co., a firm that he founded and grew until it was merged into Coopers & Lybrand. He served in a number of staff positions, including Senior Manager, with KPMG LLP (formerly Peat, Marwick, Mitchell & Co.) from 1970 to 1980. Mr. Durham currently serves as Chairman of our Board’s Corporate Governance and Nominating Committee and as our Lead Independent Director. He also serves on our Board’s Audit Committee and Compensation

Committee and has been designated by our Board as one of our Audit Committee financial experts. Since 2003, Mr. Durham also has served on the board of directors of First Citizens BancShares, Inc., a publicly-traded bank holding company with two subsidiary banking corporations. He currently serves as Chairman of the First Citizens Audit and Compliance Committee and is a member of the First Citizens Executive Committee.

Our Board determined that Mr. Durham should be nominated for election as a director due to his experience and qualifications described above, which include the expertise gained during a 32-year public accounting career, as well as his service in numerous leadership roles in both the accounting, public company and non-profit sectors. A significant portion of his accounting career was focused on representing financial institutions and SEC-reporting clients, and he also served as an instructor at many financial institution continuing education programs and on the board or advisory board of numerous not-for-profit organizations. Mr. Durham draws on the skills and knowledge gained during these engagements when working with our management and the other members of our Board, and his wide range of substantive expertise and leadership experience makes him a valuable member of our Board.

Deane W. Hall  Age — 60  Director since — 2009

Mr. Hall has worked in the mortgage industry for over 35 years, during which time he served as regional manager for a mortgage insurance company, held senior regional positions with the Federal National Mortgage Association (Fannie Mae), and served in senior management positions in mortgage banking. He retired from JPMorganChase in April 2006 after serving in a number of senior management roles, most recently as executive vice president, during his 17 years with its mortgage subsidiary, Chase Home Finance. During his employment with Chase Home Finance he assumed both origination and risk management responsibilities, and from 1999 through 2005 he served as Senior Executive for all prime mortgage third-party originations for Chase Home Finance, where his responsibilities included sales, operations, pricing and finance, and third-party risk management. He also served as a member of the Chase Home Finance board of directors. In addition, from July 1998 to June 2004 Mr. Hall served on the board of directors of Mortgage Electronic Registration System (“MERS”), an industry utility owned by industry participants, where he served on the Finance Committee and Compensation Committee. Mr. Hall currently serves as a member of our Board’s Audit Committee and Compensation Committee. Since 1996, Mr. Hall also has served on the board of directors of The CSI Companies, Inc., a nationwide staffing company. The Board determined that Mr. Hall should be nominated for election as a director due to his experience and qualifications described above. His significant industry expertise and skills gained through his years of service in the mortgage industry is invaluable to our Board.

Kenneth W. Jones  Age — 52  New Nominee

Kenneth W. Jones has served as our President and Chief Executive Officer since October 2008, and also serves as our principal financial officer. Prior to his current position, Mr. Jones served as our Senior Vice President and Chief Financial Officer from April 2006 to October 2008. Mr. Jones has over 25 years of experience in the financial management of companies. Prior to joining Triad, he served as a vice president with IBM Insurance Services from January 2005 to April 2005 and was employed by RBC Liberty Insurance Corporation, where he served as Senior Vice President and Chief Financial Officer, from November 2000 to December 2004. During the period from May 2005 to March 2006, Mr. Jones transitioned his family from South Carolina to North Carolina prior to joining us in April 2006. Previously, Mr. Jones was associated with The Liberty Corporation, where he held a number of management positions, most recently Vice President, Controller and Acting Chief Financial Officer. Before joining The Liberty Corporation, Mr. Jones was employed by Ernst & Young LLP for 14 years. The Board determined that Mr. Jones should be nominated for election as a director due to his position as our Chief Executive Officer and his performance in that position since his appointment 18 months ago, his experience and qualifications described above and his experience as an executive of SEC reporting companies (or divisions thereof) over the past 15 years including assuming lead roles in numerous acquisitions and divestitures and other strategic transactions.

William T. Ratliff, III  Age — 56  Director since — 1993

Mr. Ratliff, III has served as our Chairman of the Board since 1993 and served as our Chief Executive Officer and President from July 2008 to October 2008. He served as one of our executive officers from October 2008 until March 2009. Mr. Ratliff, III was Chairman of the Board of Triad Guaranty Insurance Corporation (“TGIC”) from 1989 to 2005 and from August 1, 2008 to the present, President and CEO of TGIC from August 11, 2008 to October 22, 2008, and President of Collateral Investment Corp. (“CIC”), an insurance holding company, from 1990 to 2005. Mr. Ratliff, III has served as President of Collat, Inc. since 1995 and as a director since 1987. Collat, Inc. is the general partner of Collateral Holdings, Ltd., a closely-held investment partnership. Mr. Ratliff, III was Chairman of the Board of Directors of New South Federal Savings Bank (“New South”) from 1986 to December 2009, served as President and Chief Executive Officer of New South from January 2006 to September 2006 and from July 2009 to December 2009, served as President of New South Bancshares, Inc., New South’s parent company (“New South Bancshares”), from 1994 to December 2009, and has served as a director of New South Bancshares since 1994. The Federal Deposit Insurance Corporation placed New South under receivership as of December 18, 2009. New South and New South Bancshares were issued cease-and-desist orders by the Office of Thrift Supervision (“OTS”) regarding the issues surrounding New South, primarily its insufficient capital levels and high levels of nonperforming real estate loans, which resulted in the subsequent receivership. New South was also the subject of a Prompt Corrective Action Directive from the OTS in November 2009.

The Board determined that Mr. Ratliff should be nominated for election as a director due to his experience and qualifications described above as well as his broad experience in building and managing financial services businesses, particularly in the mortgage sector. Mr. Ratliff also brings a valuable perspective to the Board given his significant ownership in our common stock, both directly and through his affiliation with Collateral Holdings, Ltd., and his long service on our Board. In addition, during his career he has developed a deep knowledge of the mortgage markets, particularly with respect to our key customers (including the GSEs), which makes him an important and valued member of our Board.

David W. Whitehurst  Age — 59  Director since — 1993

Mr. Whitehurst is the owner of DW Investments, LLC, a real estate and investment holding company, and DW Cleaners LLC d/b/a Champion Cleaners, a dry cleaning business in Birmingham, Alabama. He was Executive Vice President and Chief Operating Officer of CIC from 1995 to 2002 and served as a director of New South from 1989 to 2001. Mr. Whitehurst currently serves as Chairman of our Board’s Audit Committee and as a member of our Board’s Corporate Governance and Nominating Committee. He has also been designated by our Board as one of our Audit Committee financial experts. The Board determined that Mr. Whitehurst should be nominated for election as a director due to his experience and qualifications described above as well as the skills and expertise gained through his ten years with E&Y from 1971 to 1981, where he served as a Senior Manager, and eight years as Vice President and Controller with Protective Life Corporation from 1981 to 1989. In addition, the deep knowledge of us that he gained as our executive vice president, chief financial officer, secretary and treasurer at various times from 1993 to 1998 allows him to offer unique insights and solutions regarding our business and our history, making him a critical asset to our Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE

The Board of Directors

Our business and affairs are managed under the direction of the Board of Directors. Although our common stock is no longer listed on The NASDAQ Stock Market LLC (“Nasdaq”), our Board of Directors uses the definition of “independent director” as defined by Nasdaq listing standards when determining whether members of the Board are independent. The Board has determined that each of Messrs. Durham, Hall and Whitehurst is an “independent director” as that term is defined by Nasdaq. Mr. David, who is not standing for re-election at our 2010 annual meeting, was previously determined to be an independent director under the applicable Nasdaq listing standards. The Board performed a review to determine the independence of its members and made a subjective determination as to each of these independent directors that no transactions, relationships or arrangements exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of serving as one of our directors. In making these determinations, the Board reviewed the information provided by the directors and our management with regard to each director’s business and personal activities as they may relate to us and our management.

During 2009, the Board of Directors met 18 times. No director attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which he served.

Corporate Governance Guidelines

The Board has implemented written Corporate Governance Guidelines designed to assist the Board in fulfilling its duties and responsibilities. The Corporate Governance Guidelines address a number of matters, including Board functions and membership criteria, categorical standards for determining director independence, Board and committee meetings, term and age limits, executive sessions, director compensation, director orientation and education, management succession planning, and other corporate governance items. These Corporate Governance Guidelines (including the categorical standards for determining director independence, which are set forth as Annex A thereto) are available on our website at: http://www.triadguaranty.com/pdf/CorporateGovernanceGuidelines.pdf.

Board Committees

The Board of Directors currently has three active standing committees — the Audit Committee, the Corporate Governance and Nominating Committee, and the Compensation Committee.

Audit Committee

The Audit Committee, which is a separately-designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, appoints our independent registered public accounting firm. The Audit Committee also reviews the scope of the annual audit, our annual and quarterly financial statements and the auditor’s report thereon and the auditor’s comments relative to the adequacy of our system of internal controls and accounting systems. In addition, the Audit Committee oversees our internal audit function. The Audit Committee acts pursuant to the Audit Committee charter, a copy of which is available on our website at: http://www.triadguaranty.com/investors/committees.php. The Audit Committee reviews and reassesses the adequacy of the Audit Committee charter on an annual basis. The Audit Committee, which is currently composed of Messrs. Whitehurst (Chairman), Durham and Hall, met ten times in 2009.

The Board of Directors has determined that each of Mr. Whitehurst and Mr. Durham is an “audit committee financial expert” as defined in the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations of the SEC. The Board has also determined that all of the members of the Audit Committee: (i) are independent under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, (ii) have not participated in the preparation of our financial statements or any current subsidiary during the past three years, and (iii) are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. Although our common stock is no longer listed on Nasdaq, the Board has determined that each member of the Audit Committee is independent under the applicable Nasdaq listing standards.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee (the “Nominating Committee”) makes recommendations to the Board regarding corporate governance matters and oversees director nominations. Among other corporate governance responsibilities, the Nominating Committee (i) reviews and assesses the adequacy of our Corporate Governance Guidelines, (ii) leads the Board in its periodic evaluation of the Board and its committees, (iii) administers any education programs deemed appropriate for new and existing directors, and (iv) establishes and conducts orientation programs for new directors. In carrying out its director nomination responsibilities, the Nominating Committee’s role is to identify and recommend the slate of director nominees for election to our Board of Directors, identify and recommend candidates to fill vacancies occurring between annual meetings of stockholders, and identify and recommend Board members for service on committees of the Board. The Nominating Committee acts pursuant to the Nominating Committee charter, a copy of which is available on our website at: http://www.triadguaranty.com/investors/committees.php. The Nominating Committee reviews and reassesses the adequacy of the Nominating Committee charter on an annual basis. The Nominating Committee is composed of Messrs. Durham (Chairman), David and Whitehurst. The Board has determined that each member of the Nominating Committee is independent under the applicable Nasdaq listing standards. The Nominating Committee met five times in 2009.

One of the principal functions of the Nominating Committee is the oversight of the process for nominating candidates to stand for election to the Board, as described below:

•	Operation of the Nominating Committee. Nominations for director submitted to the Nominating Committee by stockholders, other directors or management are evaluated according to the nominee’s knowledge, experience and background. While the Nominating Committee does not have any specific minimum qualifications for director candidates, the Nominating Committee may take into consideration such factors and criteria as it deems appropriate and as set forth in our Corporate Governance Guidelines when evaluating a candidate, including his or her judgment, skill, integrity, and business or other experience. Although we do not have a formal policy regarding diversity in the nomination process, the Nominating Committee’s charter states that the Nominating Committee may consider a candidate’s diversity as one of the factors and criteria in identifying and evaluating director nominees.

•	The process for identifying and evaluating candidates. The Nominating Committee is responsible for identifying and evaluating candidates for Board membership and selecting or recommending to the Board nominees to stand for election. Candidates may come to the attention of the Nominating Committee through current Board members, professional search firms, stockholders or other persons. The Nominating Committee charter provides that the Nominating Committee will consider candidates recommended by stockholders or members of the Board or by management. The Nominating Committee evaluates all candidates selected for consideration, including incumbent directors, based on the same criteria as described above. All candidates who, after evaluation, are then recommended by the Nominating Committee and approved by the Board, are included in our recommended slate of director nominees in our proxy statement.

•	General Nomination Right of All Stockholders. Our Certificate of Incorporation and Corporate Governance Guidelines establish procedures, including advance notice procedures, with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Director nominations by stockholders must be in writing addressed to our Secretary at our principal executive offices. Such notice must be delivered or mailed and received by the Secretary at least 60 days and not more than 90 days prior to the date of the meeting, except that if public disclosure of the date of the meeting is given less than 70 days prior to the meeting, notice by the stockholder will be considered timely if received by the Secretary by the close of business on the 10th day after public disclosure of the date of the meeting. Such notice must set forth all information with respect to each such nominee as required by the federal proxy rules, our Certificate of Incorporation and our Corporate Governance Guidelines. Such notice must, among other things, be accompanied by a signed statement of such nominee consenting to be a nominee and a director, if elected. For the 2011 Annual Meeting of Stockholders, in order to be considered timely, notice of a director nomination by a stockholder must be received no earlier than February 12, 2011 and no later than March 14, 2011, and must comply with the rules and procedures set forth above.

Compensation Committee

The Compensation Committee evaluates and approves management’s recommendations and establishes salaries and other compensation for our executive officers, including bonuses, equity grants and other incentive programs. The Compensation Committee also administers our 2006 Long-Term Stock Incentive Plan (the “2006 Plan”) and our Executive Compensation Program, which is described in more detail in the “Executive Compensation” section of this proxy statement. The Compensation Committee, which is composed of Messrs. David (Chairman), Durham and Hall, met five times in 2009. Mr. Whitehurst also served as a member of this Committee until August 27, 2009. The Board has determined that each member of the Compensation Committee is independent under the applicable Nasdaq listing standards.

The authority and responsibilities of the Compensation Committee are set forth in its charter, a copy of which is available on our website at: http://www.triadguaranty.com/investors/committees.php. Although the Compensation Committee may delegate authority to one or more members of the Committee as deemed necessary to fulfill its responsibilities, no such authority was delegated in 2009. The Compensation Committee reviews and reassesses the adequacy of the Compensation Committee charter on an annual basis. Among other items, the Compensation Committee is charged with:

•	Reviewing our overall compensation philosophy and program;

•	Reviewing goals and objectives relevant to the compensation of the President and Chief Executive Officer and our other executive officers and setting their compensation;

•	Evaluating the aggregate compensation of all executive officers in light of our performance;

•	Making recommendations to the Board with respect to the approval, adoption and amendment of cash and equity-based incentive compensation plans and administering those plans;

•	Approving all grants of equity-based awards, subject to the terms and conditions of the applicable plans;

•	Reviewing and approving employment agreements, severance agreements, change in control agreements or other material compensatory agreements with executive officers; and

•	Making recommendations to the Board with respect to the compensation of directors.

The Compensation Committee has the authority to retain independent legal counsel or other advisors, including compensation consultants, as it determines is necessary in order to fully and properly discharge its responsibilities. During 2009, the Compensation Committee did not engage any executive compensation experts or independent legal counsel. The President and Chief Executive Officer is responsible for making compensation recommendations to the Compensation Committee for each of our executive officers, other than himself.

Board Leadership Structure

The Board believes that the advisability of having a separate or combined Chairman and Chief Executive Officer is dependent upon the strengths of the individuals that hold these positions and the most effective means of leveraging these strengths. At this time, given the composition of our Board, the effective interaction between Mr. Ratliff, as Chairman, and Mr. Jones, as Chief Executive Officer, and the current challenges we face, the Board believes that separating the Chairman and Chief Executive Officer positions, and continuing to appoint a Lead Independent Director (as further described below), is the appropriate leadership structure for us and provides the right foundation to pursue our strategic objectives, while maintaining effective oversight and objective evaluation of our performance. The Board has determined that Mr. Ratliff’s prior service as an executive officer and longstanding service as a member of the Board provide him the familiarity with us, our businesses, operations and stockholders to carry out the Chairman’s responsibilities effectively and to provide leadership to the Board. Since October 2008, Mr. Jones, as Chief Executive Officer, has been responsible for the general supervision, direction and control of our business and affairs. The Board believes that if Mr. Jones is elected as one of our directors, he will provide information and insight from management’s perspective that can be valuable to the Board in its deliberations.

Because the Board also believes that strong, independent Board leadership is a critical aspect of effective corporate governance, the Board has established the position of Lead Independent Director. Our Lead Independent Director is an independent director elected annually by the independent directors and serves until the earliest of one year, his resignation as Lead Independent Director or the election of a successor Lead Independent Director. Mr. Durham currently serves as our Lead Independent Director, a position that he held throughout 2009. Our Lead Independent Director’s responsibilities and authority include leading the executive sessions of independent directors, advising on Board meeting schedules and agendas and performing such other duties as are requested by the Board.

Board Oversight of Risk Management

The responsibility for the day-to-day management of risk lies with our management, while the Board is responsible for overseeing the risk management process and directing appropriate actions to mitigate or eliminate significant risks in a manner that is consistent with our overall corporate strategy. On a periodic basis and as circumstances warrant, our management identifies what it believes are significant individual risks that we face. These risks are then presented by members of senior management to the Board or an appropriate committee for discussion, often on a continuing basis, and strategies and plans are developed, approved and implemented for addressing or mitigating these risks. The Audit

Committee is generally responsible for overseeing the enterprise risk management process through processes designed and executed by the Internal Audit department, while the full Board or an appropriate committee thereof oversees significant individual risk areas identified by management and the Board.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the Company’s audited financial statements, internal controls and the overall quality of the Company’s financial reporting with management and with E&Y, the Company’s independent registered public accounting firm. The Audit Committee has discussed with E&Y the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, and has discussed with E&Y that firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

AUDIT COMMITTEE
David W. Whitehurst, Chairman
H. Lee Durham, Jr.
Deane W. Hall

The above report of the Audit Committee does not constitute “soliciting material” and is not deemed to be “filed” with the SEC or incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such report by reference in any such filing.

EXECUTIVE OFFICERS

Our executive officers are as follows:

Name	Position	Age

Kenneth W. Jones	President, Chief Executive Officer, Principal Financial Officer of TGI and Triad and Director of Triad	52
Kenneth S. Dwyer	Vice President and Chief Accounting Officer of TGI and Triad	59
Shirley A. Gaddy	Senior Vice President, Operations of Triad	57
Stephen J. Haferman	Senior Vice President, Strategic Initiatives of Triad and Director of Triad	48
Earl F. Wall	Senior Vice President, Secretary, and General Counsel of TGI and Triad and Director of Triad	52

Certain information with respect to our executive officers is provided below. Officers are appointed to serve at the discretion of the Board. Information regarding Mr. Jones is included in the director nominee profiles set forth above.

Kenneth S. Dwyer has served as our Vice President since September 2003 and Chief Accounting Officer since September 2004. Previously, Mr. Dwyer served as Vice President and Controller of Jefferson-Pilot Financial from 1997 to 2003. Prior to that, he was the Vice President and Controller of Pan American Life Insurance. Before joining Pan-American Life, Mr. Dwyer was employed at Deloitte & Touche, LLP for 20 years.

Shirley A. Gaddy joined us in 1996 and has served as our Senior Vice President, Operations since June 2002. Previously, Ms. Gaddy was employed by Life of the South from 1995 to 1996 as Assistant Vice President. She was with Integon Life Insurance Corporation from March 1972 to December 1994, most recently as Assistant Vice President, Manager Credit Insurance. Ms. Gaddy has been in the insurance/mortgage industry for over 37 years.

Stephen J. Haferman has served as our Senior Vice President, Strategic Initiatives since July 2008 and served as our Senior Vice President, Risk Management and Information Services from April 2006 to July 2008. On March 26, 2010, we informed Mr. Haferman that his position with us would be eliminated effective May 31, 2010 as part of our continuing efforts to consolidate functions in order to reduce costs and expenses during our run-off. Prior to joining us in April 2006, Mr. Haferman was employed by Cheryl and Company from February 2003 to March 2006, where he served as Senior Vice President, Chief Operating Officer. From June 2001 to January 2003, Mr. Haferman was employed by American Electric Power as Vice President, Marketing Information Management. From 1992 to 2001, he worked for Bank One Corporation in a number of divisions and a variety of senior management positions, including Senior Vice President, Direct Marketing for Bank One Retail; Senior Vice President, Technology Program Manager, Bank One Retail; and Vice President, Risk Department Manager. From 1988 to 1992, he worked for National City Bank where he was Risk Manager.

Earl F. Wall has served as our Senior Vice President since November 1999, General Counsel since January 1996, and Secretary since June 1996. Mr. Wall also served as Vice President of TGI and Triad from 1996 until 1999. From 1982 to 1995, Mr. Wall was employed by Integon Life Insurance Corporation in a number of capacities including Vice President, Associate General Counsel, and Director of Integon Life Insurance Corporation and Georgia International Life Insurance Corporation, Vice President and General Counsel of Integon Mortgage Guaranty Insurance Corporation, and Vice President, General Counsel, and Director of Marketing One, Inc.

EXECUTIVE COMPENSATION

During 2008, we made significant changes to our executive compensation program, primarily to reflect new challenges resulting from our decision to enter into run-off under the oversight of the Illinois Department of Insurance (the “Department”). The purpose of these changes was to retain our executive-level employees, including our named executive officers, and to motivate them to continue to achieve our corporate goals and objectives during run-off. The Compensation Committee and the Board determined that these changes were essential in view of the unprecedented financial and operational challenges we faced in 2008 and continued to face during 2009.

Following our decision to enter into run-off in July 2008, the Compensation Committee and the Board, with the approval of the Department, approved the 2008 Executive Retention Program. Under this program, certain members of senior management became eligible for and subsequently received two cash retention awards based upon continued employment through June 30, 2008 and December 31, 2008, or immediately if terminated by us before those dates. Among our named executive officers, Mr. Jones was granted a total retention bonus of $200,000, Mr. Wall was granted a total retention bonus of $150,000, and Mr. Haferman was granted a total retention bonus of $100,000. The 2008 Executive Retention Program was not extended and thus was not in effect during 2009.

In addition, in 2008 the Compensation Committee and the Board, again with the approval of the Department, adopted the Executive Severance Program (the “Severance Program”) in order to address the absence of any comprehensive severance pay program. Under the Severance Program (or with respect to Mr. Jones, his October 2008 letter agreement with us), upon a qualifying termination each of our named executive officers would be entitled to receive (i) an aggregate cash payment equal to the sum of 1/12 of his annual base salary plus 1/12 of the aggregate value of his targeted cash bonus, multiplied by a specified number of months (18 for Messrs. Jones and Wall and 15 for Mr. Haferman) based on years of service to us; (ii) subsidized COBRA payments for certain specified periods; and (iii) access to an executive outplacement program for 12 months.. Although the Severance Program as originally adopted was scheduled to expire on December 31, 2008, our Compensation Committee, with the approval of the Department, has twice extended the Severance Program so that it now is effective until December 31, 2012. In March 2010, the Compensation Committee also modified the Severance Program by limiting participation to only those employees and executive officers who were employed by us as of March 1, 2010.

Finally, during the fourth quarter of 2008, in an effort to address the ongoing retention concerns with respect to our executive officers, the Compensation Committee approved the Executive Compensation Program (the “Program”) for 2009 and subsequent years following the earlier review and approval of the Program by the Department. The Program is applicable to employees who are members of the executive committee, including Messrs. Jones, Wall, and Haferman. The design of the Program is based on a revised compensation philosophy that reflects the significant change in our focus from profit generation to managing a solvent run-off. The Program remains effective for 2010. The four key principles of the Program are as follows:

•	To retain key executives with the talent and the knowledge of us and our industry to drive success;

•	To motivate, and provide an incentive for, executives to achieve financial performance and other quantitative and qualitative targets associated with satisfaction of all legitimate policyholder claims and our possible future solvency;

•	To reward exceptional performance; and

•	To provide a level of financial security to key executives to allow them to focus on executing the corrective plan approved by the Department in a difficult corporate environment.

The material terms of the components of the Program, which were effective throughout 2009 and are expected to continue during 2010, are described below.

Base Salary:  Salary adjustments were implemented effective January 1, 2009 and 2010 for selected executives to recognize their technical expertise, leadership skills, strategic focus and years of experience and to reflect the anticipated value of their position at the Company. Under the Program, the annual base salary of Mr. Jones was $350,000 for 2009 and $360,000 for 2010, Mr. Wall’s annual base salary was $196,000 for 2009 and $201,000 for 2010, and Mr. Haferman’s annual base salary was $198,400 for each of 2009 and 2010. We will continue to pay Mr. Haferman his normal base salary through May 31, 2010, which is the date that his position will be eliminated.

Annual Performance-Based Cash Incentive Award:  The annual performance-based cash incentive award component of the Program is designed to recognize the accomplishment of key corporate goals and individual objectives and, if those objectives are not met, to reflect the missed opportunity. The targeted cash amounts were established by determining the value of the contributions of the executive’s position and are a set dollar amount rather than a percentage of base salary. In most cases, the amount of the targeted award is weighted 80% on corporate performance and 20% on the individual’s performance; however, the Committee has the discretion to award up to 150% of the targeted amount to those executives who deliver exceptional results against their individual objectives. For 2009, the Committee established the following corporate performance goals:

•	Develop programs and strategies with the support of the Department and key policyholders (GSEs) that are intended to maximize the opportunity for stockholders to receive value at some future date;

•	Actively develop, or support the GSEs and servicers in developing, policies and programs that are intended to improve loss mitigation through loan modifications and other loss mitigation initiatives;

•	Aggressively pursue opportunities to settle or manage large blocks of risk;

•	Maintain the staff required to deliver on the execution of the run-off plan; and

•	Manage expenses and maintain efficient and effective operations.

Each executive developed his or her individual objectives in concert with the overall corporate goals, which were initially reviewed and approved by our Chief Executive Officer prior to being approved by the Committee. The individual objectives for all executives were approved directly by the Committee.

During 2009, the individual objectives for each of our named executive officers were as follows:

Mr. Jones — In addition to the overall responsibilities of managing our operations, the Committee established three primary categories regarding the individual objectives for Mr. Jones: Department relationship; GSE relationships; and strategic initiatives. With respect to the Department relationship, Mr. Jones was expected to continue the transparency and education process with the Department so that the Department maintained confidence both in management’s ability to execute the run-off and the information provided to the Department relative to the run-off. With respect to the GSE relationships, Mr. Jones was expected to ensure that the GSEs had sufficient information to allow them to monitor counter-party risk with Triad on an ongoing basis. For the third category, Mr. Jones was expected to develop and pursue strategic initiatives that supported the monetization of current resources and/or reduced our operating expenses.

Mr. Haferman — The Committee established four primary categories regarding the individual objectives for Mr. Haferman: servicer-specific initiatives; results and reporting metrics; loss mitigation initiatives; and expense management. With respect to the servicer-specific initiatives, Mr. Haferman was expected to develop initiatives based on a servicer strategy for each of our top eight servicers, successfully implement the initiatives and realize desired results. With respect to the results and reporting metrics category, Mr. Haferman was expected to coordinate the development of business cases and appropriate reporting metrics to prioritize and track effectiveness of the servicer-specific initiatives. For the final two categories, Mr. Haferman was expected to ensure that loss mitigation best practices were being implemented and followed and prudently manage expenses to maximize enterprise value.

Mr. Wall — The Committee established four primary categories regarding the individual objectives for Mr. Wall: litigation-specific initiatives; loss mitigation initiatives; solvency bridge plan; and expense management. With respect to the litigation-specific initiatives, Mr. Wall was expected to work with outside counsel to promote a favorable resolution of existing then-pending arbitration to maximize benefits to Triad policyholders and evaluate and initiate a plan to minimize balance sheet risk related to specific lenders. With respect to the loss mitigation initiatives, Mr. Wall was expected to provide required support to the operations group and Strategic Initiatives Group (SIG) to maximize overall loss mitigation efforts, provide required support to SIG to maximize efforts to eliminate specific balance sheet risks and review our master policies. For the final two categories, Mr. Wall was expected to develop and prepare to initiate claim settlement structures with the Department that maintain statutory balance sheet solvency and prudently manage expenses to maximize enterprise value.

For each of our named executive officers, a minimum bonus opportunity was available as a “retention guarantee” during 2009 — in other words, the minimum annual cash incentive award set forth below would be automatically earned by each named executive officer who remained in key positions for our ongoing operations at December 31, 2009. The minimum annual cash incentive award and targeted annual cash incentive award for Mr. Jones was $100,000 and $200,000, respectively, for both 2009 and 2010. The minimum annual cash incentive award and targeted annual cash incentive award for Mr. Wall was $62,500 and $125,000, respectively, for both 2009 and 2010. The minimum annual cash incentive award and targeted annual cash incentive award for Mr. Haferman was $50,000 and $125,000, respectively, for both 2009 and 2010.

Long-Term Retention Opportunity:  In addition to the minimum annual cash incentive award described above, two other retention components, a long-term cash award and a long-term equity award, are available under the Program for senior executives, with a focus on a much longer retention goal.

Long-Term Cash Award

A long-term cash award was awarded to each of our named executive officers in 2008. Each award is subject to four-year cliff vesting, which means that the executive must remain employed by us until December 31, 2012 to receive the award. If the executive is involuntarily terminated prior to December 31, 2012 for reasons other than cause, including position elimination alone or in conjunction with a change in control, the cash award will fully vest upon termination. Under the Program, Messrs. Jones, Wall and Haferman will have an opportunity to receive a long-term retention bonus of $350,000, $250,000, and $100,000, respectively. There were no increases or changes to these cash awards in 2009. As Mr. Haferman’s position with us will be eliminated effective May 31, 2010 and his departure is expected to be treated as an “involuntary termination without cause,” he is entitled to receive his fully vested long-term retention bonus of $100,000 upon termination.

Long-Term Equity Award

On November 19, 2008, pursuant to our 2006 Plan and the Program, the Compensation Committee approved an award of 35,000 phantom stock rights to Mr. Jones, 25,000 phantom stock rights to Mr. Wall, and 10,000 phantom stock rights to Mr. Haferman. These long-term equity awards are intended to supplement the long-term cash awards and to provide an additional incentive for a solvent run-off. Equity awards were granted in the form of phantom stock rights to give us flexibility to provide the final award in shares of our common stock, cash, or both as determined by the Compensation Committee in its discretion. Payments made in cash will be equal to the fair market value of a share of our common stock on the applicable vesting date, multiplied by the number of vested shares being settled. If phantom stock rights are settled in shares of common stock, the shares will be subject to such restrictions, if any, as may be established by the Compensation Committee in accordance with the 2006 plan and applicable award agreement, or as may apply under applicable law. Each award vests in equal one-third amounts beginning on January 1, 2011, January 1, 2012 and January 1, 2013. In accordance with our current and past practice, the awards will fully vest upon involuntary termination for reasons other than for cause. As Mr. Haferman’s position with us will be eliminated effective May 31, 2010 and his departure is expected to be treated as an “involuntary termination without cause,” he is entitled to receive his 10,000 fully vested phantom stock rights upon termination. We currently expect to settle the phantom stock rights in cash based upon the market price on the date of termination.

Severance:  As noted above, the Severance Program has been extended through 2012. In March 2010, the Compensation Committee modified the Severance Program by limiting participation to only those employees and executive officers who were employed by us as of March 1, 2010. For executives, the Severance Program includes annual base salary and the annual targeted cash award, and would be provided in a lump sum based on the executive’s position at the Company and seniority in the event of a qualifying termination. Under the Severance Program, upon a qualifying termination Mr. Wall would be entitled to receive an aggregate cash severance benefit of $489,000 and Mr. Haferman would be entitled to receive an aggregate cash severance benefit of $404,250. In the event of a qualifying termination, Mr. Jones would be entitled to receive an aggregate cash severance benefit of $840,000, in the same form as provided to other executives under the Severance Program, pursuant to that certain letter agreement, dated October 22, 2008, between Mr. Jones and us. The elimination of Mr. Haferman’s position with us, effective May 31, 2010, is expected to be treated as a “qualifying termination.” As such, Mr. Haferman is entitled to receive his aggregate cash severance benefit of $404,250 following the effective date of his termination.

Each of Messrs. Jones and Wall, and Mr. Haferman during the time that he continues to serve as one of our employees, is also eligible to participate in our 401(k) plan. Under the plan, employees are automatically enrolled to contribute 4% of their salary unless they elect to not participate or to participate at a different contribution level. We make a matching contribution on behalf of each participating employee equal to 100% of the first 3% of the employee’s deferred salary, plus 50% of the employee’s deferred salary greater than 3% but not exceeding 5%.

2009 Summary Compensation Table

The following table sets forth certain summary information regarding the compensation paid or accrued by us to or for the account of our Chief Executive Officer at December 31, 2009 and our two most highly compensated executive officers who were serving as such at December 31, 2009. Mr. Jones, who currently serves as our Chief Executive Officer, also serves as our principal financial officer. As noted above, on March 26, 2010, we informed Mr. Haferman that his position with us would be eliminated effective May 31, 2010 as part of our continuing efforts to consolidate functions in order to reduce costs and expenses during our run-off.

					Non-
					Equity
					Incentive
				Stock	Plan	All Other
Name and		Salary	Bonus(1)	Awards(2)	Compensation(3)	Compensation		Total
Principal Position	Year	($)	($)	($)	($)	($)		($)

Kenneth W. Jones, President and Chief Executive Officer and principal financial officer	2009	350,000	100,000	—	150,000	6,861	(4)	606,861
	2008	222,890	200,000	138,350	—	6,759		567,999
Earl F. Wall, Senior Vice President, Secretary, and General Counsel	2009	196,000	62,500	—	87,500	27,510	(5)	373,510
	2008	175,000	150,000	94,005	—	9,993		428,998
Stephen J. Haferman, Senior Vice President, Strategic Initiatives	2009	198,400	50,000	—	75,000	16,919	(6)	340,319
	2008	198,400	100,000	87,255	—	9,054		394,709

(1)	Reflects the guaranteed portion of the Annual Performance-Based Cash Incentive Award earned with respect to each of the years presented, as discussed above under the heading “Executive Compensation.” In 2009, a portion of the Annual Performance-Based Cash Incentive Award was treated as a “retention guarantee” that would be earned without regard to performance. In 2008, the entire amount of the Annual Performance-Based Cash Incentive Award was established as a “retention guarantee” award without regard to performance.

(2)	Reflects the aggregate grant date fair value of awards granted during the year computed in accordance with ASC 718, Compensation — Stock Compensation (“ASC 718”), disregarding the estimate of forfeitures related to service-based vesting conditions. During 2009, there were no actual forfeitures by any of our named executive officers. Grants of phantom stock rights were made in November 2008 and were valued at the market price of our common stock on the date of grant. See Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

(3)	Amount reflects the portion of the Annual Performance-Based Cash Incentive Award that was paid in January 2010 based on the achievement of certain pre-established individual and corporate performance goals pursuant to the Program, as discussed above under the heading “Executive Compensation.”

(4)	Amount includes a $7,538 matching contribution under our 401(k) plan, $966 for life insurance, and $510 for long-term disability insurance.

(5)	Amount includes a $17,500 payment in 2009 for planned and scheduled vacation time during 2008 that was unable to be rescheduled, an $8,959 matching contribution under our 401(k) plan, $541 for life insurance, and $510 for long-term disability insurance.

(6)	Amount includes a $7,631 payment in 2009 for planned and scheduled vacation time during 2008 that was unable to be rescheduled, an $8,420 matching contribution under our 401(k) plan, $358 for life insurance, and $510 for long-term disability insurance.

Discussion Surrounding the 2009 Summary Compensation Table

Changes in Equity Values

The mortgage industry has experienced, and continues to experience, unprecedented upheaval. This upheaval has caused our financial results and financial position to decline precipitously over the course of 2008 and 2009. Our management is well aware of the effect that those results have had on the value of our stockholders’ investment in our common stock, having personally experienced significant erosion in the value of their own equity awards that we granted to them in recent years. The magnitude of this decline in equity award value reflects the extent to which management’s interests are tied to those of our stockholders.

The following table (which is not required by SEC rules) sets forth the value, as of the date of grant, of the shares of restricted stock, phantom stock rights, and stock options (computed using the Black-Scholes model) granted to each of our current named executive officers during the period 2007-2009 and the dollar amount and percentage decline in the aggregate value of such grants between the date of grant and December 31, 2009:

		Value at Grant Date			Value at December 31, 2009
			Phantom			Phantom
		Restricted	Stock	Stock	Restricted	Stock	Stock	Total Decline in
		Stock	Rights	Options	Stock	Rights	Options	Value
		($)	($)	($)	($)	($)	($)	($)	(%)

Kenneth W. Jones	2009	—	—	—	—	—	—	—
	2008	122,600	15,750	—	5,400	9,450	—	123,500	89.3%
	2007	91,815	—	42,100	572	—	—	133,344	99.6%
Earl F. Wall	2009	—	—	—	—	—	—	—
	2008	82,755	11,250	—	3,645	6,750	—	83,610	88.9%
	2007	77,163	—	35,084	481	—	—	111,766	99.6%
Stephen J. Haferman	2009	—	—	—	—	—	—	—
	2008	82,755	4,500	—	3,645	2,700	—	80,910	92.7%
	2007	98,231	—	45,219	612	—	—	142,838	99.6%

OUTSTANDING EQUITY AWARDS AT 2009 YEAR END TABLE

The following table sets forth certain information regarding the outstanding equity awards held by the individuals named in the Summary Compensation Table at December 31, 2009:

	Option Awards			Stock Awards(1)
				Number
				of
				Shares	Market
	Number of			or Units	Value of
	Securities			of Stock That	Shares or
	Underlying	Option		Have	Units of
	Unexercised	Exercise	Option	Not	Stock That
	Options (#)	Price	Expiration	Vested(2)	Have Not
Name	Exercisable	($)	Date	(#)	Vested ($)

Named Executive Officers
Kenneth W. Jones	2,700	43.35	03/08/17	55,706	15,041
Earl F. Wall	2,947	39.49	01/25/12	39,094	10,555
	2,250	43.35	03/08/17	—	—
Stephen J. Haferman	2,900	43.35	03/08/17	24,256	6,549

(1)	Valued based on the closing price of our common stock on December 31, 2009, which was $0.27.

(2)	The unvested restricted stock awards will vest as follows: (i) on January 1, 2010: Mr. Jones, 706 shares, Mr. Haferman, 756 shares and Mr. Wall, 594 shares; (ii) on February 26, 2011: Mr. Jones, 20,000 shares, Mr. Haferman, 13,500 shares and Mr. Wall, 13,500 shares; (iii) on January 1, 2011: Mr. Jones, 11,666 shares, Mr. Haferman, 3,333 shares and Mr. Wall, 8,333 shares; (iv) on January 1, 2012: Mr. Jones, 11,667 shares, Mr. Haferman, 3,333 shares and Mr. Wall, 8,333 shares; and (v) on January 1, 2013: Mr. Jones, 11,667 shares, Mr. Haferman, 3,334 shares and Mr. Wall, 8,334 shares. Pursuant to the terms of our 2006 Plan and the applicable award agreements, all of Mr. Haferman’s unvested restricted stock awards will vest on the effective date of his termination.

2009 DIRECTOR COMPENSATION

The following table sets forth certain information regarding amounts paid or accrued by us to or for the account of our directors during the year ended December 31, 2009:

	Fees Earned	Stock	All Other
	or Paid	Awards(2)	Compensation	Total
Name	in Cash ($)	($)	($)	($)

William T. Ratliff, III(1)	159,906	21,287	84,990	266,183
Robert T. David	112,625	11,400	—	124,025
H. Lee Durham	127,000	11,400	—	138,400
Deane W. Hall	102,500	15,244	—	117,744
David W. Whitehurst	129,500	11,400	—	140,900

(1)	William T. Ratliff, III, our Chairman of the Board, served as interim President and Chief Executive Officer from July 18, 2008 until October 22, 2008 and was not compensated as a director during this time period. In addition, because Mr. Ratliff continued to serve as an executive officer through March 10, 2009 following his relinquishment of the positions of President and CEO, he did not qualify for additional compensation as a director for the period from October 22, 2008 to March 10, 2009. Effective March 10, 2009, Mr. Ratliff relinquished his role as an executive officer and was compensated only for his service as a director for the remainder of 2009. For the period January 1, 2009 until March 10, 2009, he received a pro rated salary of $83,333 for his services as one of our executive officers. In addition, we also paid $1,657 to cover the rent for a corporate apartment while Mr. Ratliff served as an executive officer.

(2)	Reflects the aggregate grant date fair value of awards granted during the year computed in accordance with ASC 718, disregarding the estimate of forfeitures related to service-based vesting conditions. During 2009, there were no actual forfeitures by any of our directors. A grant of 7,500 fully vested shares of our common stock was awarded in August

2009 to each of our directors, other than Mr. Ratliff, who received a grant of 12,750 fully vested shares of our common stock. All of these grants were valued at the market price of our common stock on the date of grant. See Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009. In addition to the August 2009 grant, Mr. Hall received a grant of 9,375 shares of restricted stock in January 2009, with a one-year vesting term and an aggregate grant date fair value of $3,844, following his appointment as a director. In addition to the August 2009 grant, Mr. Ratliff received a grant of 8,669 shares of restricted stock in March 2009, with a one-year vesting term and an aggregate grant date fair value of $1,907, for his service as Chairman of the Board during the period that he did not also serve as an executive officer. The aggregate grant date fair value of awards granted in August 2009 for each of Messrs. David, Durham, Hall, and Whitehurst was $11,400, and the aggregate grant date fair value for Mr. Ratliff was $19,380. At December 31, 2009, the only unvested shares of restricted stock were 9,375 shares held by Mr. Hall. At December 31, 2009, the aggregate number of shares of common stock that could be acquired through the exercise of stock options was as follows: Mr. Ratliff, 25,510 shares; Mr. David, 2,680 shares; and Mr. Whitehurst, 9,060 shares.

Discussion Surrounding 2009 Director Compensation

In August 2009, effective October 1, 2009 (with respect to the cash compensation component), the Compensation Committee and the Board changed the structure of its director compensation program in an effort to reflect the changing demands on the Board as well as the economic realities faced by us. A summary of the terms of our 2009 revised director compensation program is set forth below.

Beginning October 1, 2009, each non-employee director is entitled to receive an annual cash retainer of $85,000 that is payable in equal quarterly installments. The Chairman of the Board is entitled to receive an annual cash retainer of $156,000 that is payable in equal quarterly installments. Each non-employee director also is entitled to receive a fully vested annual grant of 10,000 shares of restricted stock pursuant to our 2006 Plan and the related restricted stock agreement, while the Chairman of the Board is entitled to receive a fully vested annual grant of 17,000 shares. In August 2009, each non-employee director received a pro rated fully vested annual grant of 7,500 shares of our common stock and our Chairman of the Board received a pro rated fully vested annual grant of 12,750 shares of our common stock.

Directors who are chosen to serve as chairs of any of the three standing Board committees — the Audit Committee, Compensation Committee or Corporate Governance and Nominating Committee — are no longer entitled to additional cash compensation for such service. In addition, the single director who is designated as the Lead Independent Director of the Board also will no longer receive any additional cash compensation for such service.

There will no longer be any meeting fees paid to any director for attendance at or participation in Board or committee meetings (whether regular, special, in-person or telephonic and regardless of meeting length) except as described below. Each director is expected to attend up to one in-person or telephonic meeting of the Board of Directors each month without additional compensation. Attendance or participation by a director at the second and each subsequent meeting of the Board of Directors (whether in-person or telephonic and regardless of meeting length) held within a calendar month would be compensated at the rate of $1,500 for each such meeting. There were no additional Board of Directors meetings satisfying these criteria during the 2009 fourth quarter. In addition, each committee member is expected to attend up to two meetings of each of the standing Board committees (Audit, Compensation and Corporate Governance and Nominating) on which he serves in each calendar quarter without additional compensation. Attendance or participation by a director as a committee member at the third and each subsequent meeting of each such committee (whether in-person or telephonic and regardless of meeting length) held during such quarter would be compensated at the rate of $1,500 per meeting. There were no additional committee meetings satisfying these criteria during the 2009 fourth quarter. The Chairman is never compensated for attendance at Board or committee meetings.

Prior to October 1, 2009, the director compensation structure that was in place during the first three quarters of 2009 is detailed below.

•	Retainer: Each non-employee director was entitled to receive an $85,000 annual cash retainer that was payable in equal quarterly installments. Mr. Ratliff, as Chairman of the Board, was entitled to receive a pro rated $225,000 annual cash retainer that was payable in equal quarterly installments effective March 10, 2009, the date that he ceased to serve as one of our executive officers.

•	Restricted stock grants: Each non-employee director was entitled to receive an annual grant of 15,000 shares of restricted stock, and our Chairman was entitled to receive a pro rated annual grant of 25,000 shares of restricted stock, pursuant to our 2006 Plan and the related restricted stock agreement. The restricted stock for all directors vested 100% on the first anniversary of the grant date. In 2009, our Chairman actually received 21,419 shares because, during the period from January 1, 2009 until March 10, 2009 when he served as one of our executive officers, he was not entitled to receive shares for his service as a director.

•	Committee chairpersons: Those directors that were chosen to serve as committee chairs were entitled to receive cash compensation paid in equal quarterly installments of $15,000 for the Audit Committee, $12,500 for the Compensation Committee and $7,500 for the Corporate Governance and Nominating Committee. In addition, the Lead Independent Director was entitled to receive cash compensation of $7,500 paid in equal quarterly installments.

•	In-person Board meetings: After attending five in-person Board meetings in any given year, each non-employee director was entitled to receive $5,000 for each additional in-person Board meeting attended for the remainder of that year.

•	Telephonic Board meetings: After attending eight telephonic Board meetings in any given year, each non-employee director was entitled to receive for the remainder of that year: (i) $1,250 for each telephonic meeting attended that is less than or equal to one hour, and (ii) $2,500 for each telephonic meeting attended that exceeds one hour.

•	Telephonic Audit Committee meetings: Each non-employee member of the Audit Committee was entitled to receive per year: (i) $1,250 for each telephonic meeting attended that is less than or equal to one hour, and (ii) $2,500 for each telephonic meeting attended that exceeds one hour.

•	Telephonic Committee meetings other than Audit Committee: Each non-employee member of other committees was entitled to receive per year: (i) $750 for each telephonic meeting attended that is less than or equal to one hour, and (ii) $1,500 for each telephonic meeting attended that exceeds one hour.

The Chairman of the Board was not entitled to be compensated for attending Board or committee meetings. During the first three quarters of 2009, the non-chairman directors were paid an additional aggregate amount of $206,950, consisting of additional committee retainers and meeting fees, in addition to each director’s annual cash retainer of $85,000.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER
EQUITY COMPENSATION PLANS

The following table contains information regarding securities authorized for issuance under our equity compensation plans as of December 31, 2009:

EQUITY COMPENSATION PLAN INFORMATION

(c)
Number of
	(a)		Securities
	Number of		Remaining Available
	Securities to be	(b)	for Future Issuance
	Issued upon	Weighted Average	Under Equity
	Exercise of	Exercise Price	Compensation Plans
	Outstanding	of Outstanding	(Excluding
	Options,	Options,	Securities
	Warrants and	Warrants and	Reflected in Column
Plan Category	Rights	Rights	(a))

Equity compensation plans approved by security holders(1)	59,190	$43.35	552,718	(2)
Equity compensation plans not approved by security holders(3)	300,724	$39.29	—	(4)

Total	359,914	$39.96	552,718

(1)	This information relates to our 2006 Plan, which was approved by our stockholders in May 2006.

(2)	In addition to being available for future issuance upon exercise of stock options, shares that remain available for future grants may be issued pursuant to restricted stock awards under our 2006 Plan.

(3)	This information relates to our 1993 Long-Term Stock Incentive Plan, which had not been approved by stockholders. Under our 1993 Long-Term Stock Incentive Plan (the “1993 Plan”), certain directors, officers and key employees were eligible to be granted various stock-based awards. The number of options or restricted shares of common stock that was originally authorized to be granted or issued under the 1993 Plan was 2,600,000 shares. The options and restricted stock vested over three years and options terminated no later than 10 years following the date of grant.

(4)	All shares that were available for issuance under our 1993 Plan at the time the 2006 Plan was adopted were carried forward to the 2006 Plan and became available for issuance under that plan. See Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

CERTAIN TRANSACTIONS

Other than with respect to the conflicts of interest policies contained in our Code of Ethics and Code of Conduct, which require that all of our directors, officers and employees disclose their personal or business interests in any transaction in which we may engage and recuse themselves from any discussion or decision affecting their personal or business interests, we do not maintain a formal written related person transaction policy. In addition to communicating with us as required by our Code of Ethics and Code of Conduct, however, each of our executive officers and directors or their immediate family members (each, a “related person”), completes an annual questionnaire that elicits information about ongoing and potential transactions, arrangements or relationships, other than certain specified employment and compensatory matters (each, a “transaction”), in which we and any related person are participants (a “related person transaction”) in order to determine whether (i) such related persons have or may have a direct or indirect material interest in the transaction, (ii) the amount involved exceeds $120,000 (which for 2008 and 2009 was less than 1% of the average of our total assets at year end for the last two completed fiscal years), and (iii) any such transaction is or would be in the best interest of us and our stockholders. The appropriate committee of the Board, depending on the nature of the transaction, reviews and approves or ratifies all related person transactions, which are publicly disclosed if and as required by SEC rules. The appropriate committee of the Board is required to consider all available relevant facts and circumstances in its review of an ongoing or potential related person transaction, including the benefits to us, the impact on a director’s independence in the event the related person is a director (or a family member or entity affiliated with a director), the availability of other sources for comparable products or services, the proposed terms and the terms available to or from parties that are not related persons. Any director who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to approval or ratification of the related person transaction. Although we did not participate in any related person transactions during 2009 or 2008 that were required to be disclosed pursuant to our policies or SEC rules, Triad made payments amounting to an aggregate of $34,500 during 2008 to companies affiliated with our Chairman for expenses incurred on behalf of Triad. There were no expenses paid to related parties in 2009.

The Board does not believe that a specific written related person transaction policy is necessary because the Board historically has not, and does not expect to, approve related person transactions that require disclosure under SEC rules other than in rare circumstances. Each related person transaction is considered on a stand-alone basis based on facts and circumstances at the time of consideration. In addition to the conflicts of interest procedures set forth in our Code of Conduct and Code of Ethics and the information elicited through our annual questionnaire, the appropriate committee’s procedures with respect to review and approval of related person transactions are dictated by principles of Delaware corporate law as in effect at the time and the discharge of our directors’ fiduciary duties to us and our stockholders.

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed E&Y to serve as our independent registered public accounting firm for the year ending December 31, 2010.

The Board asks the stockholders to ratify the appointment of E&Y. If the stockholders do not ratify the appointment, the Audit Committee will consider whether it should appoint another independent registered public accounting firm.

Representatives of E&Y are expected to be present, and to be available to respond to appropriate questions, at the annual meeting. They will be provided the opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEE INFORMATION

Our consolidated financial statements for the year ended December 31, 2009 were audited by E&Y, our independent registered public accounting firm for that calendar year. Set forth below are the aggregate fees that we paid or accrued for the audit and other services provided by E&Y to us for each of the years ended December 31, 2009 and 2008.

Audit Fees

The aggregate fees, including expenses reimbursed, billed by E&Y for professional services rendered for the audit of our consolidated financial statements, the reviews of our quarterly financial statements and the audits of our individual operating subsidiaries were $428,000 for calendar year 2009 and $605,000 for calendar year 2008.

Audit-Related Fees

The aggregate fees, including expenses reimbursed, billed by E&Y for assurance and related services reasonably related to the performance of the audit and review of our financial statements, and not reported in “Audit Fees” above, were $27,000 for calendar year 2009, which included the audit of the newly formed Severance Trust as required under the Employee Retirement Income Security Act, an audit of our 401(k) plan and an update of E&Y’s consent in connection with a 2009 Form S-8 filing relating to our 401(k) plan. During 2008, audit-related fees amounted to $22,000, which included an audit of our 401(k) plan and an actuarial certification for our Vermont captive reinsurance subsidiary.

Tax Fees

For calendar year 2009, we paid E&Y $40,913 for tax research related to the treatment of the deferred payment obligations and the rules concerning the use of our net operating loss carry forwards. We did not engage E&Y for tax services in calendar year 2008.

All Other Fees

The aggregate fees, including expenses reimbursed, billed by E&Y for services rendered to us, other than the services described above, were $1,950 for calendar year 2009 and $1,950 for calendar year 2008. We paid these fees for a subscription to E&Y’s online accounting and reporting database.

The Audit Committee pre-approves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for us by our independent registered public accounting firm, subject to the de minimus exceptions for non-audit services as provided for in the Sarbanes-Oxley Act and the rules and regulations of the SEC. The Audit Committee may form and delegate authority to subcommittees, consisting of one or more members, to grant pre-approvals of permitted non-audit services, provided that decisions of such subcommittees to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In calendar year 2009, all non-audit services were approved by the Audit Committee.

COMMUNICATIONS WITH DIRECTORS

Our Board of Directors believes that it is important for stockholders to have a means of communicating with the Board. Accordingly, stockholders desiring to send a communication to the Board of Directors, or to a specific director, may do so by delivering a letter to our Secretary at Triad Guaranty Inc., 101 South Stratford Road, Winston-Salem, North

Carolina 27104. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “stockholder-board communication” or “stockholder-director communication,” as applicable. All such letters must identify the author as a stockholder and clearly state whether the intended recipients of the letter are all members of the Board of Directors or certain specified individual directors. The Secretary will open such communications and make copies, and then circulate them to the appropriate director or directors.

We strongly encourage all directors to attend the annual meetings of stockholders. All of our then-current directors were in attendance at the 2009 Annual Meeting of Stockholders.

CODE OF ETHICS

The Board of Directors has adopted a Code of Ethics for our principal executive and senior financial officers, which is available on our website at: http://www.triadguaranty.com/investors/corporate_governance.php. This Code supplements our Code of Conduct applicable to all employees and directors and is intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws as well as other matters. To the extent permissible under applicable law, the rules of the SEC or applicable listing standards, we also intend to post on our website any amendment to the Code of Ethics that requires disclosure under applicable law, SEC rules or applicable listing standards.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

Stockholders intending to present a proposal for consideration at our next annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and our Certificate of Incorporation. To be eligible for inclusion in our proxy statement, stockholder proposals must be received by us no later than December 10, 2010. Notice to us of a stockholder proposal, other than director nominations, submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by us after February 23, 2011, and the proxies named in the accompanying form of proxy may exercise discretionary voting power with respect to any such proposal as to which we do not receive a timely notice. See General Nomination Right of All Stockholders above for information regarding submission of director nominations.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers or other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders living in the same household. We will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to us at Triad Guaranty Inc., 101 South Stratford Road, Winston-Salem, North Carolina 27104, Attention:  Secretary or by calling (800) 451-4872. Any stockholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address and telephone number.

OTHER MATTERS

We are not aware of any matters, other than those referred to herein, which will be presented at the meeting. If any other appropriate business should properly be presented at the meeting, the proxies named in the accompanying form of proxy will vote the proxies in accordance with their best judgment.

EXPENSES OF SOLICITATION

All expenses incident to the solicitation of proxies by us will be paid by us. In addition to solicitation by mail, arrangements have been made with brokerage houses and other custodians, nominees, and fiduciaries to send the proxy materials to their principals, and we will reimburse them for their reasonable out-of-pocket expenses in doing so. Proxies may also be solicited personally or by telephone or email by our employees or directors.

FINANCIAL INFORMATION

Our annual report for the year ended December 31, 2009 is enclosed. Upon written request, we will provide without charge to any stockholder of record or beneficial owner of our common stock a separate copy of our Annual Report on Form 10-K for the year ended December 31, 2009 (without exhibits), including financial statements, filed with the SEC. Any such request should be directed to Bob Ogburn, our Vice President and Treasurer, at 101 South Stratford Road, Winston-Salem, North Carolina 27104. We will furnish any exhibit to our Annual Report on Form 10-K upon receipt of payment for our reasonable expenses in furnishing such exhibit.

Winston-Salem, North Carolina
April 9, 2010

000004
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
   C123456789
000000000.000000.ext        000000000.000000.ext
000000000.000000.ext        000000000.000000.ext
000000000.000000.ext        000000000.000000.ext
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Daylight Time, on May 13, 2010.

Vote by Internet
•	Log on to the Internet and go to
www.investorvote.com/tgic
•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A   Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2.

1.	To elect the five (5) directors named herein to serve until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.	01 - H. Lee Durham, Jr. 04 - William T. Ratliff, III	02 - Deane W. Hall 05 - David W. Whitehurst	03 - Kenneth W. Jones	+

☐	Mark here to vote FOR all nominees.*
	*For all listed nominees or a substitute therefor if any nominee is unable or, for good cause, refuses to serve.
☐	Mark here to WITHHOLD vote from all nominees.	01	02	03	04	05
☐	For All EXCEPT- To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. Your shares willl be voted for the remaining nominees.	☐	☐	☐	☐	☐

For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.	☐	☐	☐	This proxy is solicited on behalf of the Board of Directors.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” Proposal 1 and “FOR” Proposal 2. This proxy is revocable at any time before it is voted.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

B Non-Voting Items Change of Address — Please print new address below.

 C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Triad Guaranty Inc.

101 South Stratford Road
Winston-Salem, North Carolina 27104
Proxy Solicited on Behalf of Board of Directors for Annual Meeting – May 13, 2010
Dear Stockholder,
Your vote is important to us, and we encourage you to exercise your right to vote your shares of common stock. On behalf of the Board of Directors, we urge you to sign, date and return the proxy card in the enclosed postage-paid envelope as soon as possible. You may also vote by Internet or telephone using the instructions on the reverse side.
We appreciate your confidence in us and your cooperation with this solicitation.
Sincerely,
Triad Guaranty Inc.
The holder(s) signing on the reverse side hereby appoint(s) William T. Ratliff, III and David W. Whitehurst, or either of them, as attorneys in fact and proxies, each with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side, all the shares of common stock of Triad Guaranty Inc. held of record by such holder(s) on March 31, 2010, at the Annual Meeting of Stockholders to be held at the principal executive offices of Triad Guaranty Inc., 101 South Stratford Road, Winston-Salem, North Carolina on Thursday, May 13, 2010 at 2:00 p.m., Eastern Daylight Time, or any adjournment or postponement thereof. The undersigned hereby ratifies and confirms all that said attorneys in fact and proxies, or either of them or their substitutes, may lawfully do or cause to be done by virtue hereof, and acknowledges receipt of the Notice of Annual Meeting of Stockholders, the accompanying proxy statement and the 2009 Annual Report to Stockholders on Form 10-K.